Exhibit 10.9

August 19, 1999

Mr. Mark Walter

2934 Weald Way #1811

Sacramento, CA 95833

Dear Mark:

It has certainly been a pleasure talking to you about the potential of your joining our team here at WMC. I hope that you can see the extraordinary opportunities which we have and how uniquely positioned we are to take advantage of them. It is obvious that we share much of the same vision and we certainly agree on the tactics and strategy to achieve success in our industry. All of us here at WMC are very impressed with you both personally and professionally and feel that you would be an important and integral addition to our team.

Based on this and our discussions, I would like to extend to you an offer of employment incorporating the following terms:

Title:	Executive Vice President, Credit and Operations

Reporting to:	Scott A. McAfee, President & Chief Executive Officer

Base Salary:	$210,000 per annum
You will be reviewed on the anniversary date of your employment.

Signing Bonus:	You will be paid a $25,000 signing bonus within 30 days of beginning with WMC.

Bonus:	You will be eligible to receive an annual bonus (prorated for any partial years of service) of up to 50% of your base salary based on Company performance and achievement of mutually agreed upon personal objectives.

Stock Options:	You will be awarded a grant of 25,000 options in WMC Mortgage’s parent company, WMC Finance Co., in accordance with our Non-Qualified Stock Option plan which will vest over a five year period. We are anticipating that a new series of options will be granted, for which you will be eligible.

Vacation:	You will be eligible for three weeks vacation per year.

Benefits:	You will be entitled to participate in the various employee benefit plans made available to employees of the company which include 401(k), medical, disability, and life insurance, as well as all other benefits outlined in our employee manual.

Change of
Control
Provisions:	In the event of a change of control of WMC (in excess of 50% ownership change), which leads to a situation wherein you are either terminated or offered a position of significantly lesser stature and importance in the succeeding or surviving organization which you deem not acceptable, you shall be entitled to a total of one year of base salary as a separation payment.

Relocation:	WMC will reimburse reasonable relocation expenses which would include the following:

Temporary housing Househunting trips Selling expenses Moving expenses

These expenses shall be reimbursed according to the guidelines set forth in our employee manual which defines those expenses which are to be “grossed-up”.

Upon closing on the purchase of a new home in Southern California you will be reimbursed for up to the equivalent of 3 points against the closing cost of the purchase of a new home.

You will be reimbursed for early termination of your relocation and housing agreement with First Union. As part of the relocation policy, we will reimburse you for a car rental in Southern California until your personal vehicle is available.

Other:	Employment at WMC is governed by the terms outlined in our employee manual, which will be made available to you.

Mark, I honestly believe that you will find WMC to be a challenging and rewarding canvas for your substantial talents and abilities. I hope that the above is acceptable to you and we look forward to your joining us in the very near future. Should you have any questions, please feel free to contact me.

Please sign below and return a copy of this letter to me to indicate your acceptance of WMC’s employment offer.

Sincerely, WMC MORTGAGE CORP.

/s/ SCOTT A. MCAFEE

Scott A. McAfee President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ MARK WALTER

Mark Walter

August 19, 1999